EXHIBIT 99.2

            LIGAND ANNOUNCES SALE OF ONCOLOGY PRODUCT LINES AS NEXT
                 STEP IN SHAREHOLDER VALUE MAXIMIZATION PROCESS

    AGGREGATE CASH CONSIDERATION TO LIGAND FROM COMMERCIAL PRODUCTS SALES OF AVINZA AND ONCOLOGY PRODUCT LINES EXCEEDS $500 MILLION PLUS AVINZA ROYALTIES


         SAN DIEGO, CA SEPTEMBER 7, 2006---Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) (the "Company" or "Ligand") is pleased to announce today that it has signed a definitive agreement to sell its oncology product line and the associated assets to Eisai Co., Ltd. (Tokyo) and Eisai Inc. (New Jersey) ("Eisai"). The sale includes Ligand's four marketed oncology drugs: ONTAK, Targretin capsules, Targretin gel and Panretin gel.
         "We are pleased that our strategic process has produced another transaction that we believe will enhance shareholder value. The sale of our commercial businesses will create a refocused Ligand built upon our targeted internal research and development effort and broad partnered product pipelines," said Henry F. Blissenbach, Ligand Chairman and Interim CEO. "This transaction brings significant near-term value to Ligand and places the product line with a strong international company that we are confident will serve our oncology patients well."
         The asset purchase agreement and related contracts have been approved by relevant executive committee and/or boards of directors of the companies. The transaction is, however, subject to Hart-Scott-Rodino clearance, and is expected to close soon afterwards.
         Under the terms of the asset purchase agreement, Ligand will receive cash of $205 million. In addition, Eisai will assume all future royalty payment obligations for the products. Eisai will receive from Ligand all rights to the products worldwide including the related intellectual property and licenses, transfer of product inventory, and the assignment of certain agreements, principally patent licenses and supply and distribution agreements.

                                   CONCLUSION

         Blissenbach stated, "We have now sold our two commercial operations for aggregate cash consideration of $518 million, and have also retained a significant royalty participation in AVINZA - which we believe will provide extraordinary value to Ligand as a result of the excellent sales capabilities of King Pharmaceuticals. The shareholder value maximization process will remain ongoing as we continue to identify sources of value for Ligand's shareholders. With the sale of our commercial operations, Ligand will become a dynamic and highly-specialized R&D and royalty company. On the royalty front, we are excited about the future income streams from AVINZA (through November 2017), and are also optimistic about potential milestones and royalties from GSK's Promacta (formerly Eltrombopag), Wyeth's Bazedoxifene, and Ligand's several other clinical-stage partnered products. By the end of 2006, Ligand expects to have new corporate leadership, to have restructured and narrowly focused its research and development endeavors in order to focus on our most promising compounds (two of which we expect will be going into clinical trials before year end), and to minimize its expense structure with a goal to be both earnings and cash-flow positive."

                                    CONFERENCE CALL

     Ligand will hold a conference call on Monday September 11th at 11:00AM EDT. to discuss the sales of its two commercial operations, to outline its vision for the "new" Ligand, and to answer any questions related to either topic. Conference dial-in for US and Canada is: 1-877-356-5578, Conference ID is:
6223927. The call will be web cast live and can be accessed on Ligand's web site at WWW.LIGAND.COM, investor relations page, and WWW.STREETEVENTS.COM.

ABOUT THE ONCOLOGY PRODUCTS
ABOUT ONTAK(R)

         In February 1999, the U.S. Food and Drug Administration granted Seragen, Inc., a wholly owned subsidiary of Ligand, marketing approval for ONTAK for the treatment of patients with persistent or recurrent cutaneous T-cell lymphoma, whose malignant cells express the p55 (CD25) component of the IL-2 receptor.

ABOUT TARGRETIN(R) & PANRETIN(R)

         Targretin is a selective retinoid X receptor (RXR) modulator with proven efficacy as monotherapy in the treatment of cutaneous T-cell lymphoma
(CTCL). RXR levels in the tumor have been shown to be an independent predictor of survival in NSCLC and in other solid tumors.
         In December 1999, the FDA approved Targretin capsules for the treatment of cutaneous manifestations of cutaneous t-cell lymphoma in patients who are refractory to at least one prior systemic therapy. The European Commission granted marketing authorization for Targretin capsules in March 2001, and the product is currently marketed in many major European countries, including Germany, the United Kingdom, France, and Italy.
         In February 1999, the FDA granted marketing clearance for Panretin gel 0.1% for the topical treatment of cutaneous lesions of patients with AIDS-related Kaposi's sarcoma.

ABOUT AVINZA
         AVINZA (oral morphine sulfate extended-release capsules) is the first true once-a-day treatment for chronic to moderate-to-severe pain in patients who require continuous, around-the-clock opioid therapy for an extended period of time. Approved by the FDA in March 2002, AVINZA consists of two components: an immediate-release component that rapidly achieves plateau morphine concentrations in plasma and an extended-release component that maintains plasma concentrations throughout a 24-hour dosing interval. According to Frost and Sullivan opioid sales are expected to exceed $7 billion in 2009.

ABOUT LIGAND
         Ligand discovers, develops and markets new drugs that address critical unmet medical needs of patients in the areas of cancer, pain, skin diseases, men's and women's hormone-related diseases, osteoporosis, metabolic disorders, and cardiovascular and inflammatory diseases. Ligand's proprietary drug discovery and development programs are based on its leadership position in gene transcription technology, primarily related to intracellular receptors. For more information, go to HTTP://WWW.LIGAND.COM.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS
         This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that reflect Ligand's judgment and involve risks and uncertainties as of the date of this release. The statements include those related to the pending sales of the Avinza and oncology product lines. Actual events or results may differ from Ligand's expectations, judgments and beliefs. For example, there can be no assurance that the pending sales of Avinza and oncology product lines will close as contemplated.
          Additional information concerning these or other risk factors affecting Ligand's business can be found in prior press releases as well as in Ligand's public periodic filings with the SEC, available via Ligand's web site at www.ligand.com. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release.
         AVINZA, ONTAK, Targretin and Panretin are registered trademarks of Ligand Pharmaceuticals Incorporated. Each other trademark, trade name or service mark appearing in this news release belongs to its holder.

         CONTACT: Ligand Pharmaceuticals Incorporated
         Paul V. Maier, 858-550-7573

         SOURCE: Ligand Pharmaceuticals Incorporated

                                       ###